SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 28, 2003

THE AES CORPORATION
 (exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	333-15487 (Commission File No.)	54-1163725 (IRS Employer Identification No.)

1001 North 19th Street, Suite 2000
Arlington, Virginia 22209
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (703) 522-1315

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

Item 9. Regulation FD Disclosure

              On February 12, 2003, the Indiana Utility Regulatory Commission (IURC) issued an Order in connection with a petition filed by our indirect subsidiary, Indianapolis Power & Light Company (IPL), a regulated utility subsidiary of our subsidiary IPALCO Enterprises, Inc., for approval of its financing program, including the issuance of additional long-term debt.

              The Order approved the requested financing but set forth a process whereby IPL must file a report with the IURC, prior to declaring or paying a dividend, that sets forth (1) the amount of any proposed dividend, (2) the amount of dividends distributed during the prior twelve months, (3) an income statement for the same twelve-month period, (4) the most recent balance sheet, and (5) IPL's capitalization as of the close of the preceding month, as well as a pro forma capitalization giving effect to the proposed dividend, with sufficient detail to indicate the amount of unappropriated retained earnings. If within twenty (20) calendar days the IURC does not initiate a proceeding to further explore the implications of the proposed dividend, the proposed dividend will be deemed approved. The Order stated that such process should continue in effect during the term of the financing authority, which expires December 31, 2006.

              On February 28, 2003, IPL filed a petition for reconsideration, or in the alternative, for rehearing with the IURC. This petition seeks clarification of certain provisions of the Order. In addition, the petition requests that the IURC establish objective criteria in connection with the reporting process related to IPL's long term debt capitalization ratio.

              Whether or not such petition is successful, we have no reason to believe the IURC will prevent IPL from paying future dividends in the ordinary course of prudent business operations.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION

Date: February 28, 2003	By:	/s/ Brian Miller
Name: Brian Miller Title: Deputy General Counsel and Secretary